Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 20, 2020		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp. Releases Q4 Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its fourth quarter results for the quarter ended June 30, 2020.

Sales for the fourth quarter were $3,948,967, which is a 31.7% decrease from sales of $5,785,784 for the same three month period one year ago. The three month net income was $158,239, compared to net income of $23,388 for the fourth quarter last year. Diluted and basic income per common share for the quarter was $0.02 compared to diluted and basic income per common share of $0.00 for the three month period one year ago.

“We experienced lower sales in the quarter as retail in the US and Europe struggled to rebound from the negative impact of the COVID-19 pandemic," Michael J. Koss, Chairman and CEO, said today. "Communications products have become a more significant segment of our revenue as people shifted to working and studying from home."  Koss went on to explain that the Company received a recovery of patent related legal fees in the quarter and experienced improved margins of 34.5% in the three months ended June 30, 2020 compared to 28.9% in the same quarter last year.

Sales for the year ended June 30, 2020, decreased 16.2% from $21,842,097 in the same period last year to $18,311,830 in the current year. The net loss for the year ended June 30, 2020, was $465,597 compared to net income of $305,989 for the same period last year. Diluted and basic loss per common share was $0.06 for the year ended June 30, 2020 compared to income per common share of $0.04 for the same period one year ago.

“The decline in sales for the year was entirely in the export markets with Europe basically shutting down to fight the pandemic.  Sales to Asia decreased with completion of a contract during the prior fiscal year,” Koss said. “We were pleased to see sales in domestic markets hold up although there were clear shifts in channels as more sales moved online.”

Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2020	2019*	2020	2019*
Net sales	$3,948,967	$5,785,784	$18,311,830	$21,842,097
Cost of goods sold	2,587,676	4,114,799	12,649,222	15,022,223
Gross profit	1,361,291	1,670,985	5,662,608	6,819,874

Selling, general and administrative expenses	1,207,668	1,654,283	6,146,650	6,543,566

(Loss) income from operations	153,623	16,702	(484,042)	276,308

Interest income	230	3,178	20,185	3,178

(Loss) income before income tax provision	153,853	19,880	(463,857)	279,486

Income tax provision (benefit)	(4,386)	(3,508)	1,740	(26,503)

Net (loss) income	$158,239	$23,388	$(465,597)	$305,989

(Loss) income per common share:
Basic	$0.02	$0.00	$(0.06)	$0.04
Diluted	$0.02	$0.00	$(0.06)	$0.04

Weighted-average number of shares:
Basic	7,404,831	7,404,831	7,404,831	7,401,030
Diluted	7,404,831	7,407,388	7,404,831	7,407,827

*As adjusted for change in accounting policy

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